Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-184156) pertaining to the Waste Management Retirement Savings Plan for Bargaining Unit Employees of our report dated June 19, 2015, with respect to the financial statements and supplemental schedule of the Waste Management Retirement Savings Plan for Bargaining Unit Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2014.

/s/ Weaver & Tidwell, L.L.P.

Houston, Texas

June 19, 2015